Exhibit 10.10
Restricted Stock Unit Evidence of Award
Non-Employee Director Awards
Throughout this Evidence of Award we sometimes refer to Sprint Nextel Corporation as “we” or “us” and to participants as “you.”
1. Award of Restricted Stock Units
     The Human Capital and Compensation Committee of the Board of Directors of Sprint Nextel has granted you an Award of                      Restricted Stock Units (RSUs) under the terms of the Sprint Nextel Corporation 2007 Omnibus Incentive Plan (the “Plan”) as of                      (the “Date of Grant”). Each RSU represents the right for you to receive from us one share of Series 1 common stock, par value $2.00 per share, of Sprint Nextel (the “Common Stock”) on the vesting date. In addition, each RSU gives you the right to dividend equivalents as described in paragraph 5 below. Your right to receive shares of Common Stock under the RSUs is a contractual right between you and us and does not give you a preferred claim to any particular assets or shares of Sprint Nextel.
2. Restriction Period
     Your RSUs are subject to the restrictions and conditions in this Evidence of Award. Your RSUs vest 100 percent on the date of the first Annual Meeting of Shareholders after the Date of Grant, conditioned upon you continuously serving on our Board of Directors to that vesting date. However, vesting of your RSUs may accelerate as described in paragraph 4 below. RSUs that are subject to forfeiture on your termination of service as a Director are called “unvested RSUs,” and RSUs no longer subject to forfeiture or restrictions on transfer are called “vested RSUs.” The date on which the RSU becomes vested is its “vesting date.”
3. Forfeiture of RSUs
     You will forfeit unvested RSUs if you terminate your Board service with Sprint Nextel for any reason (unless vesting of your RSUs accelerates under paragraph 4).
4. Acceleration of Vesting
     Unvested RSUs may become vested RSUs before the time at which they would normally become vested by the passage of time — that is, the vesting of RSUs may accelerate. Accelerated vesting occurs upon (1) your termination of Board service because of your death or Disability, or (2) under the conditions described in Section 13 of the Plan in connection with a Change in Control of Sprint Nextel.
5. Dividend Equivalents
     If cash dividends are paid on the Common Stock underlying your RSUs, and you hold the RSUs on the dividend record date, the RSU will accrue additional whole or fractional RSUs equal to the number of shares of the underlying Common Stock the dividend would buy at the fair market value of the stock on the dividend payment date. These additional shares of Common Stock are subject to delivery at the later of the dividend payment date or at the same time as the shares of Common Stock that underlie this Award originally are payable under the RSU.

6. Transfer of RSUs and Designation of Beneficiaries
     RSUs represent a contract between Sprint Nextel and you, and your rights under the contract are not assignable to any other party during your lifetime. Upon your death, shares will be delivered in accordance with the terms of the Award to any beneficiaries you name in a beneficiary designation or, if you make no designation, to your estate.
7. Plan Terms
     All capitalized terms used in this Evidence of Award and the Plan Information Statement have the same meaning as those terms have in the Plan. You hereby acknowledge having read the Plan Information Statement associated with this Award. The terms of that information statement and the Plan are hereby incorporated by this reference. A copy of the Plan will be furnished upon request.
8. Adjustment
     In the event of any change in the number or kind of outstanding shares of our Common Stock by reason of a recapitalization, merger, consolidation, reorganization, separation, liquidation, stock split, stock dividend, combination of shares or any other change in our corporate structure or shares of our Common Stock, an appropriate adjustment will be made consistent with applicable provisions of the Internal Revenue Code and applicable Treasury Department rulings and regulations in the number and kind of shares subject to outstanding awards and any other adjustments as the Board deems appropriate.
9. Amendment
     This Evidence of Award is subject to the terms of the Plan, as may be amended from time to time, except that the Award which is the subject of this Evidence of Award may not be materially impaired by any amendment or termination of the Plan approved after the Date of Grant without your written consent.
10. Data Privacy
     By entering into this agreement, you (i) authorize us, and any agent of ours administering the Plan or providing Plan recordkeeping services, to disclose to us or our subsidiaries such information and data as we or our subsidiaries request in order to facilitate the grant of RSUs and the administration of the Plan; (ii) waive any data privacy rights you may have with respect to such information; and (iii) authorize us to store and transmit such information in electronic form.
11. Governing Law
     This Evidence of Award will be governed by the laws of the State of Kansas.
12. Severability
     The various provisions of this Evidence of Award are severable, and any determination of invalidity or unenforceability of any one provision shall have no effect on the remaining provisions.
     13. Entire Agreement

     This Evidence of Award contains the entire understanding of the parties. This Evidence of Award may not be modified or amended except in writing duly signed by the parties, except that we may adopt a modification or amendment to the Evidence of Award that is not materially adverse to you. Any waiver or any right or failure to perform under this Evidence of Award must be in writing signed by the party granting the waiver and will not be deemed a waiver of any subsequent failure to perform.

Sprint Nextel Corporation
By:

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933